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                                                                    EXHIBIT 99.1

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                ANNOUNCES DATE FOR ANNUAL MEETING OF STOCKHOLDERS

DENVER, COLORADO, April 17, 2001

         Apartment Investment and Management Company (NYSE: AIV) ("AIMCO") announced that its 2001 Annual Meeting of Stockholders (the "Meeting") will be held on Tuesday, June 19, 2001 at 9:00 a.m. at AIMCO's headquarters at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado.

         Stockholders may submit proposals for consideration at the Meeting. Under the rules and regulations of the Securities and Exchange Commission, AIMCO may use its discretionary authority to vote on proposals of stockholders presented at the Meeting, unless AIMCO has received timely written notice of the intention to present such proposals at the Meeting. In order to be considered timely, written notice of proposals of stockholders must be received by AIMCO on or before May 1, 2001.

         In order to be included in AIMCO's Proxy Statement and form of proxy for the Meeting, proposals of stockholders, intended to be presented at the Meeting, must be received by AIMCO, marked to the attention of the Secretary, no later than May 1, 2001. Such proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission.

         AIMCO is a real estate investment trust, with headquarters in Denver, Colorado and 25 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates approximately 1,720 properties, including approximately 326,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 47 states, the District of Columbia and Puerto Rico.

Contact:  Katie Murphree, Vice President--Investor Relations (303) 691-4440
            Paul McAuliffe, Executive Vice President and Chief Financial Officer
            (303) 691-4339
            E-Mail:  investor@AIMCO.com
            Web Site: http://www.AIMCO.com